THE SHANGHAI COMMERCIAL & SAVINGS BANK, LTD.

hong kong branch
(incorporated in taiwan with limited liability)

Private and Confidential

Our Reference: 600101110093

7th September 2012

Hong Kong Highpower Technology Company Limited
Unit 12, 15/F Technology Park,
18 On Lai Street,
Shek Mun, Shatin,
N.T.

Dear Sirs,

Re:	Banking Facility up to a limit of USD6,000,000 Borrower: Hong Kong Highpower Technology Company Limited

We are pleased to offer the banking/credit facility(ies) as described in this letter (“Facility Letter”) to you subject to the provisions herein contained this Facility Letter and in the Appendix (“Appendix”) hereof. Please note that the Appendix forms an integral part of this Facility Letter, which is intended to set out all the terms and provisions of the said Facility.

1.	Bank

The Shanghai Commercial & Savings Bank, Ltd., Hong Kong Branch, whose registered office is situated at 10/F, Peninsula Office Tower, 18 Middle Road, Tsim Sha Tsui, Kowloon, Hong Kong (including its successors and assigns) (the “Bank”).

2.	Borrower

Hong Kong Highpower Technology Company Limited (Company No.: 851928) whose registered office is situated at Unit 12, 15/F Technology Park, 18 On Lai Street, Shek Mun Street, Shek Mun, Statin, N.T. (the “Borrower”).

3.	Facility Type and Amount

A Revolving Short-term Secured Loan Facility

Limit: US Dollars Six Million (USD6,000,000)

Note:-

i.	The Revolving Short-term Secured Loan Facility is to be granted against the Standby Letter of Credit issued by China CITIC Bank and acceptable to the Bank.

THE SHANGHAI COMMERCIAL & SAVINGS BANK, LTD.

hong kong branch
(incorporated in taiwan with limited liability)

ii.	If Standby Letter of Credit in RMB is furnished to secure the Facility, the loan(s) can only be drawn up to 90% of the amount of the RMB amount. The Bank is to review the exchange rate of RMB/USD on a monthly basis. If the loan-to-value ratio at any time exceeded 95%, the borrower is to furnish to the Bank additional Fixed Deposit or to partially repay the outstanding liabilities so as to maintain the loan-to-value ratio at 90% or below within one week. Otherwise, the Bank is to exercise its right to set-off the Fixed Deposit for repaying the outstanding liabilities due to the Bank.

Unless otherwise agreed by the Bank, the Borrower shall ensure that the total outstanding amount of the Facility shall not exceed the Facility Limit.

The Facility Limit is subject to our customary periodic review, normally on an annual basis. In any event, the Bank may at any time modify or reduce the Facility Limit.

4.	Interest

Interest is to be charged at 2% p.a. above 6-Month LIBOR or 1.85% p.a. above 6-Month TAIFX, whichever is higher, but in any event not less than our cost of funds.

Interest is payable monthly commencing one month after the drawdown date or at the due date, whichever is earlier.

“TAIFX” means the annual rate of interest applicable for each interest period in respect of an advance as published by Taipei Forex Inc. and determined in the absence of manifest error, by the Bank to be the rate (rounded up, if necessary, to the nearest integral multiple of 1/16 per cent) at which the United States Dollar deposits in amount comparable to the amount of the advance are offered by the Bank for that interest period to other banks in the Taiwan inter-bank market on the first day of that interest period.

The LIBOR and TAIFX are subject to change. The interest rate of the Facility shall be changed automatically and immediately upon the change of the LIBOR and/or TAIFX without any notice from the Bank to the Borrower.

5.	Facility Fee

A facility fee of USD15,000 will be charged.

6.	Drawdown

The Borrower shall give notice to the Bank no later than 2 business days before the day it requires drawdown. The notice of drawdown referred herein shall be in such form and content to be determined by the Bank in its absolute discretion.

THE SHANGHAI COMMERCIAL & SAVINGS BANK, LTD.

hong kong branch
(incorporated in taiwan with limited liability)

7.	Repayment

Subject to the Bank’s overriding right of withdrawal and forthwith repayment on demand, all the outstanding liabilities under the Facility shall be repaid by 6th September 2013.

8.	Conditions Precedent

The availability of the Facility is subject to and conditional upon due and complete fulfillment of all of the following conditions :-

(a)	delivery of certified true copies of the Certificate of Incorporation and Memorandum and Articles of Association (or equivalent constitutional documents) of the Borrower(s);

(b)	delivery of appropriate supporting board minutes and/or shareholders’ resolutions in a form acceptable to the Bank;

(c)	the General Letter of Hypothecation; and

(d)	such other documents, items or evidence (all in a form acceptable to the Bank) as the Bank may require.

9.	Nature and Term of the Facility

Subject to the Bank’s overriding right of withdrawal and forthwith repayment on demand, the term of the Facility shall be for a period of 12 months from 6th September 2012.

We must stress that notwithstanding anything contained in this Facility Letter, the Bank shall be entitled at any time in its absolute discretion to cancel or withdraw the Facility and/or to demand immediate repayment or payment (as the case may be) of all principal, interest, fees and other amounts outstanding under this Facility Letter (the “Facility Liabilities”) (whereupon the Facility shall be so cancelled or withdrawn and/or the Facility Liabilities shall be immediately so payable).

The Facility is also subject to our customary periodic review, normally on an annual basis. In any event, the Bank may at any time cancel the outstanding commitment in respect of any undrawn portion of the Facility.

It should be noted that approval of advance to the Borrower under any of the Facility may in our sole and absolute discretion, be varied, withdrawn or suspended at any time before any such advance is in fact made notwithstanding any purported acceptance by the Borrower hereunder or the signing/execution of any Facility Letter and security documents by the Borrower n favour of us.

THE SHANGHAI COMMERCIAL & SAVINGS BANK, LTD.

hong kong branch
(incorporated in taiwan with limited liability)

Please indicate your acceptance of the Facility by signing and returning the enclosed duplicate of this Facility Letter, which should be duly signed by you and the relevant party(ies) (if any) within 30 days hereof to evidence your understanding, failing which the offer in this Facility Letter will lapse (unless otherwise agreed by our Bank).

Yours faithfully,
For and on behalf of
The Shanghai Commercial & Savings
Bank, Ltd., Hong Kong Branch

Authorized Signatures

We agree to accept the Facility and be bound by all the terms and conditions as the Borrower.

In addition, we hereby represent, declare and undertake to the Bank that the utilization of any of the Facility or use of proceeds drawn under this Facility Letter do not and will not conflict with any law or regulation applicable to us (including and without limitation those in force in the Mainland). The above representation and declaration to be made by us by reference to the facts then existing during the period where the Facility or any part thereof remains outstanding.

Borrower: Hong Kong Highpower Technology Company Limited
Date:

Note: The Borrower should note that the Bank has during the credit approval process obtained and considered a credit report on the Borrower from the credit reference agency - Dun & Bradstreet (HK) Limited. In this regard, the Borrower may wish to contact the credit reference agency (Tel No. 2516 1100) directly for enquiry. The Bank may in future access the Borrower’s data held with the credit reference agency for the purpose of reviewing the facility and such reviews are common and in the normal course of events take place one or more times each year.

THE SHANGHAI COMMERCIAL & SAVINGS BANK, LTD.

hong kong branch
(incorporated in taiwan with limited liability)

APPENDIX

Definitions and Interpretation

“HIBOR” means the annual rate of interest applicable for each interest period in respect of an advance determined conclusively, in the absence of manifest error, by the Bank to be the rate (rounded up, if necessary, to the nearest integral multiple 1/16 per cent.) at which Hong Kong dollar deposits in amounts comparable to the amount of the advance are offered by the Bank for that interest period to prime banks in the Hong Kong inter-bank market at or about 11:00 a.m. (Hong Kong time) on the first day of that interest period;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“LIBOR” means the annual rate of interest applicable for each interest period in respect of an advance determined conclusively, in the absence of manifest error, by the Bank to be the rate (rounded up, if necessary, to the nearest integral multiple 1/16 per cent.) at which United States dollar deposits in amounts comparable to the amount of the advance are offered by the Bank for the interest period to prime banks in the London inter-bank market at or about 11:00 a.m. (London time) on the first day of the interest period;

“Prime Rate” means Hong Kong dollar prime lending rate as announced, quoted or applied by the Bank from time to time and subject to fluctuation at its discretion;

General Terms and Conditions

1.	Interest Rate Calculation Basis

1.1	Interest shall be computed on the basis of a 365 day year for Hong Kong dollar Facilities and 360 day year for Facilities in other currencies.

2.	Overdue Interest

2.1	4% per annum over the interest rate as set out in paragraph 4 of the Facility Letter subject to changes at our discretion.

3.	Interest and Repayment on Overdraft facility (“O/D”)

3.1	O/D is repayable on demand. Interest is to be accrued on a daily basis but payable monthly in arrears to the debit of the Borrower’s Current Account on the 21st day (or the next business day if it is a holiday) of each and every calendar month. Any O/D in excess of the agreed limit is subject to approval at our discretion. Interest on such excess amount is to be charged at such rate as the Bank may from time to time determine on a daily basis which is currently at Prime Rate plus 10% per annum.

THE SHANGHAI COMMERCIAL & SAVINGS BANK, LTD.

hong kong branch
(incorporated in taiwan with limited liability)

4.	Set-off

4.1	In the event of default, the Bank have the right to set off any credit balance in other accounts held by the Borrower solely or jointly with other person(s) against the actual or contingent liabilities due to the Bank whether current or otherwise or subject to notice or not.

5.	Expenses

5.1	Whether or not the legal documentation for the Facilities is executed as contemplated, all expenses, commissions, legal costs, fees, stamp duties, insurance premiums, property valuation fees, documentation costs, out-of-pocket expenses and any other expenses reasonably incurred in connection with the Facilities including, without limitation, the preparation, execution and/or enforcement of the relative security documents shall be for the Borrower’s account and borne by the Borrower and shall be payable on demand.

6.	Forced Liquidation

6.1	If the total outstanding amount under the Facility shall exceed [80]% of the market value of the Collateral, the Borrower shall, on demand by the Bank, make partial prepayment of the Facility in the sum equal to the amount of the total outstanding amount under the Facility exceeding [80]% of the market value of the Collateral to the extent that the remaining total outstanding amount under the Facility (after the aforesaid partial prepayment) shall not exceed [80]% of the market value of the Collateral. The market value of the Collateral shall be determined by the Bank in its absolute discretion and the determination of the Bank on the market value of the Property shall be final and conclusive and be binding on the Borrower.

7.	Debt Collection Agencies

7.1	When necessary and at the Bank’s discretion, debt collection agencies may be appointed to recover any overdue amount due to the Bank by the Borrower. The Borrower are required to indemnify the Bank for the reasonable costs and expenses incurred in the debt recovery process.

8.	Availability Period of The Facility

8.1	The Facility will be available for 3 months from the date of this Facility Letter unless further extension is agreed by the Bank in writing. After the expiration of the said 3 months period, the Facility shall automatically become lapsed and be terminated.

9.	Increased Costs

9.1	If any change in, or in the interpretation of or compliance with, any law or regulation subjects the Bank to tax in respect of sums payable by the Borrower hereunder (other than tax on the Bank’s overall net income), or increases the Bank’s cost of making available or maintaining the Facility or reduces the amount of any payment receivable by the Bank hereunder, then the Borrower will pay the Bank on demand all amounts needed to compensate the Bank therefor.

THE SHANGHAI COMMERCIAL & SAVINGS BANK, LTD.

hong kong branch
(incorporated in taiwan with limited liability)

10.	Representations and Warranties

10.1	The Borrower represents and warrants to the Bank that:

(a)	the Borrower has full capacity and legal right to enter into and engage in the transactions contemplated by this Facility Letter and this Facility Letter constitutes legal, valid and binding obligations of the Borrower in accordance with its terms;

(b)	neither the borrowing of the Facility nor the performance by the Borrower of its obligations hereunder will conflict with any obligation applicable to the Borrower or result in or oblige the Borrower to create any encumbrance on any of its property; and

(c)	there are no pending or, to the best of the knowledge and belief of the Borrower, threatened actions or proceedings before any court, arbitrator, administrative tribunal governmental authority which might materially and adversely affect the business, assets or condition (financial or otherwise) or operations of the Borrower or its ability to perform its obligations hereunder.

11.	Events of Default

11.1	The Bank may by written notice to the Borrower declare the amount of the Facility outstanding, accrued interest thereon and all other sums payable hereunder to be, whereupon the same shall become, immediately due and payable if any of the following events of default occurs :-

(a)	the Borrower fails to pay any sum payable hereunder on the due date;

(b)	the Borrower fails to perform any other of its obligations hereunder and, in respect only of a failure which is in the Bank’s opinion capable of remedy, does not remedy such failure within seven (7) days after receipt of written notice from the Bank requiring it to do so;

(c)	any representation or warranty made by the Borrower in this Facility Letter is or proves to have been untrue or inaccurate in any material respect;

(d)	the Borrower (being individual) dies or commits an act of bankruptcy;

(e)	if any Shareholder (being a company) commits an act to go into voluntary liquidation or reconstruction or amalgamation; and

THE SHANGHAI COMMERCIAL & SAVINGS BANK, LTD.

hong kong branch
(incorporated in taiwan with limited liability)

(f)	any situation occurs which in the opinion of the Bank may materially and adversely affect the ability of the Borrower to perform its obligations under this Facility Letter.

12.	Indemnity

12.1	The Borrower shall indemnify the Bank against all losses, liabilities, damages and expenses which the Bank may sustain or incur as a consequence of any event of default hereunder or any default by the Borrower in the performance of its obligations hereunder.

12.2	The Bank is entitled to employ, engage and appoint lawyers, debt collection agents or third party service providers to demand, request, recover and collect any money from time to time due and outstanding from the Borrower to the Bank under this Facility Letter and/or incurred as a consequence of any default by the Borrower in the performance of its obligations hereunder. The Borrower hereby agrees to pay and indemnify the Bank on full indemnity basis all the costs, expenses, charges, fees, commissions and service charges incurred by or charged against the Bank in relation to the employment, engagement and appointment of such lawyers, debt collection agents or third party service providers. The Borrower’s attention is specifically drawn to the provisions of this Clause which may involve the Borrower in incurring additional costs and expenses.

13.	Payments

13.1	The Borrower shall make all payments under this Facility Letter in immediately available funds by [*] a.m. (Hong Kong time) on the due day by such method as the Bank and the Borrower may agree.

14.	Assignment

14.1	The Bank is entitled to assign or transfer all or any of its rights or transfer any of its obligations hereunder without the consent of the Borrower. The Borrower shall not assign any of it rights or transfer any of its obligations hereunder.

15.	Notices

15.1	Any notice or demand given or made in connection with this Facility Letter shall be sent to the Bank or the Borrower, as the case may be, at its address given above or such other address as the relevant party may from time to time notify to the other. Notices shall be in writing and made by letter, telex or facsimile

16.	Policy on Personal Data

16.1	The policies and practices of the Bank in relation to personal data and the Personal Data (Privacy) Ordinance (Chapter 486, Laws of Hong Kong) are set out in the Circular to Customers and Other Individuals relating to the Personal Data (Privacy) Ordinance attached to this Facility Letter. The said policies and practices form an integral part of this Facility Letter and shall be deemed incorporated into this Facility Letter accordingly.

THE SHANGHAI COMMERCIAL & SAVINGS BANK, LTD.

hong kong branch
(incorporated in taiwan with limited liability)

17.	Miscellaneous Provisions

17.1	Where there is any conflict between the provisions in this Facility Letter and the other terms and conditions previously delivered to the Borrower by the Bank, the provisions herein shall prevail.

17.2	Section 83 of the Banking Ordinance (Chapter 155, Laws of Hong Kong, the “Ordinance”) has imposed on the Bank as a bank certain limitations on advances to persons or companies related to the Bank’s directors or employees. In acknowledging this Facility Letter the Borrower should advise the Bank whether the Borrower is in any way related to any of the Bank’s directors or employees within the meaning of the Ordinance and in the absence of such advice the Bank will assume that the Borrower is not so related. The Borrower shall advise the Bank immediately in writing should it becomes so related subsequent to acknowledging this Facility Letter.

17.3	Upon signing the duplicate of this Facility Letter, the Borrower consents to the Bank on providing to any guarantor or security provider in respect of any Facility or credit facilities extended to Borrower:

(a)	a copy of this Facility Letter evidencing the obligations to be guaranteed or secured or a summary thereof;

(b)	a copy of any formal demand for overdue payment which is sent to the Borrower after it has failed to settle an overdue amount following a customary reminder; and

from time to time on request by the guarantor or security provider, a copy of the latest statement of account provided to the Borrower.

17.4	If it becomes unlawful for the Bank to give effect to its obligations hereunder, it shall notify the Borrower in writing and the Borrower shall, within such period as may be permitted by the relevant law, repay the principal together with all interest accrued thereon to the date of repayment and other monies then payable hereunder.

17.5	If any provision herein becomes illegal, invalid or unenforceable then the remaining provisions of this Facility Letter shall not he affected or impaired thereby.

17.6	No failure or delay by the Bank in exercising any right, power or remedy hereunder shall operate as a waiver thereof. Rights, powers and remedies available under this Facility Letter do not exclude those provided by law.

THE SHANGHAI COMMERCIAL & SAVINGS BANK, LTD.

hong kong branch
(incorporated in taiwan with limited liability)

18.	Language

18.1	The Chinese version of the Facility Letter (including this Appendix) is for reference only and if there is any conflict between the English and Chinese versions, the English version shall prevail.

19.	Governing Law and Jurisdiction

19.1	This Facility Letter and the Facility shall be governed by and construed in accordance with the laws of Hong Kong.

19.2	The parties hereto irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

THE SHANGHAI COMMERCIAL & SAVINGS BANK, LTD.

hong kong branch
(incorporated in taiwan with limited liability)

Private and Confidential

Our Reference: 6400101120048 and 6400101120055

11th December 2012

Hong Kong Highpower Technology Company Limited
Unit 12, 15/F Technology Park,
18 On Lai Street, Shek Mun,
Satin, N.T.

Dear Sirs,

Revised Revolving Banking Facilities
Borrower: Hong Kong Highpower Technology Company Limited

We refer to our previous Facility Letters dated 31st July 2012 (Our reference: 6400101120030) and 7th September 2012 (Our reference: 6400101110093) respectively to you, and are pleased to revise the terms and conditions of our banking facilities contained therein with immediate effect as follows:

1.	Facilities and Amount

	Ref:	Facility Limit	New Facility Type
	6400101120030	USD4,000,000	Non-revolving Secured Loan Facility
	6400101110093	USD6,000,000	Non-revolving Secured Loan Facility

2.	Interest

	Ref:	Facility Limit	New Interest Rate
	640010110093	USD6,000,000	6-Month LIBOR + 1.5% p.a. or
6-Month TAIFX + 1.25% p.a.,
whichever is higher, but in any event not to be less than our cost of funds

All the other terms and conditions of the aforesaid banking facilities are to remain unchanged.

THE SHANGHAI COMMERCIAL & SAVINGS BANK, LTD.

hong kong branch
(incorporated in taiwan with limited liability)

Please indicate your acceptance of this Revised Facility Letter by signing and returning the enclosed duplicate, which should be duly signed by you and the relevant party(ies) (if any) within 14 days hereof to evidence your understanding, failing which the offer in this Revised Facility Letter will lapse (unless otherwise agreed by our Bank).

Yours faithfully,
For and on behalf of
The Shanghai Commercial & Savings
Bank, Ltd., Hong Kong Branch

/s/ [illegible signature] /s/ [illegible signature]
Authorized Signatures

We agree to accept the Facility and be bound by all the terms and conditions as the Borrower.

/s/ Dangyu Pan
Borrower: Hong Kong Highpower Technology Company Limited
Date:

Witnessed by:
at

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